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GENOVESE DRUG STORES, INC.

Exhibit 11

STATEMENT RE:  COMPUTATION OF NET INCOME PER COMMON SHARE

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                   Twelve Weeks Ended           Forty Weeks Ended
                                -------------------------   -------------------------
                                November 8,  November 10,   November 8,  November 10,
                                   1996          1995          1996          1995
                                -----------  ------------   -----------  ------------
Primary:

Weighted average shares
 outstanding (A)                   11,121        11,085        11,110        11,084

Equivalent shares--
 dilutive stock options (B)            --            --            --            --
                                  -------       -------       -------       -------
                                   11,121        11,085        11,110        11,084
                                  -------       -------       -------       -------

Net income                        $ 2,351       $ 1,788       $ 5,452       $ 4,604
                                  -------       -------       -------       -------

Net income per common
  share (A)                       $   .21       $   .16       $   .49       $   .42
                                  =======       =======       =======       =======


(A) Adjusted, where appropriate, to reflect the effect of the 10 percent stock dividend distributed on January 4, 1996.

(B) The effect of equivalent shares of dilutive stock options is not significant to net income per common share for any period presented.

There is no significant difference between primary and fully diluted net income per common share.




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